UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2008

Commission File Number: 333-142128

LAUD RESOURCES INC.
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

Suite 507-700 West Pender Street
Vancouver British Columbia Canada V6C 1GB
(Address of principal executive offices)

604-662-3910
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 5.02 Departure and Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2008 Mr. Jordan Shapiro resigned as Chief Financial Officer of the registrant, LAUD Resources Inc. Mr. Shapiro’s resignation did not result from any disagreement between him and the registrant. He will continue to serve as a director on the registrant’s Board of Directors.

Also on June 9, 2008 Mr. Vitaly Melnikov was appointed as the registrant’s Chief Financial Officer. The appointment was made further to a consulting agreement between the registrant and Mr. Melnikov entered into on June 9, 2008 regarding Mr. Melnikov’s services as Chief Financial Officer. The term of the agreement begins on June 9, 2010 and will continue until June 6, 2011. Either party may terminate the agreement at any time by giving 2 weeks notice. Pursuant to the agreement, the Company has agreed to pay to Mr. Melnikov 500,000 options with each option to purchase one common share of the registrant’s common stock with an exercise price of $1.50 per share. The options will vest at the rate of 125,000 options for each six month period ending on December 6, 2008, June 5, 2011, December 5, 2011 and June 5, 2012. The options will be exercisable until the earlier of 2 years following their respective vesting dates or upon termination of the agreement. However, if during the term of the agreement any third party who is not affiliated with the registrant as of the date of the agreement assumes control of the registrant or acquires substantially all of the registrant’s assets, all 500,000 options payable to Mr. Melnikov will vest immediately and may be exercised for a period a 90 days following the effective date of such change of control or disposition of assets.

Born in Russia, Vitaly Melnikov holds a Master of Business Administration from American University in Kyrgyzstan. His thesis was an accounting model for the life of a mine—a ten year overview of a mining operation created in conjunction with his work on the Kumptor Mine in Kyrgyzstan (Centerra Gold/Cameco) where he acted as Chief Operations Accountant and Financial Superintendent of the $450 million gold mining project for a five year period ending in June 2002. Mr. Melnikov also holds a Masters in International Economics from the Siberian State Telecommunications University, Russia and is a Certified Public Accountant in the State of Washington. He is fluent in English, Russian and French.

From July 2002 to September 2005, Mr. Melnikov held the position of Finance Manager (Marketing and Trading) of Hurricane Hydrocarbons Ltd.(also known as PetroKazakhstan), a Calgary, Canada based, publicly traded energy corporation engaged in the exploration, development, production, acquisition, refining and marketing of oil and refined products in the Republic of Kazakhstan. Among his duties there, Mr. Melnikov managed a multi-national team of 30 financial and accounting specialists and oversaw the financial affairs and sales units of companies with annual revenues of over $450 million. From December 2005 to June 2007 Mr. Melnikov served as Vice President, Finance and Administration of UrAsia Energy Ltd. (now Uranium One), a TSX and AIM listed company with a market cap of $3 billion. While there, he assisted in the merger of UrAsia Energy with Uranium One, creating a uranium producer with a $5 billion market cap. From July 2007 to November 2007, Mr. Melnikov served as Interim Chief Financial Officer and Controller of Tsar Emerald Corporation, a Vancouver based company engaged in the extraction, processing and sale of gemstones. From November 2007 to present, Mr. Melnikov has worked as a self employed financial and accounting consultant in the natural resources sector. He is 33 years of age.

There are no family or other material relationships between the registrant and Mr. Melnikov other than the material agreement entered into.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits. The following exhibits are included as part of this report:

10.1	Consulting Agreement between Vitaly Melnikov and LAUD Resources Inc dated June 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2008	LAUD Resources Inc.
(Registrant)

By: /s/ Gary Chayko
Gary Chayko
Director, President, and Chief
Executive Officer